Freeport-McMoRan
Reports Third-Quarter and Nine-Month 2021 Results
•Strong financial results and cash flow generation
•Ongoing success with ramp-up of Grasberg underground mines
•Favorable operational and market outlook
•Evaluating future organic growth opportunities
•Positioned for increasing cash returns to shareholders
•Advancing climate initiatives

▪Net income attributable to common stock in third-quarter 2021 totaled $1.4 billion, $0.94 per share, and adjusted net income attributable to common stock totaled $1.3 billion, or $0.89 per share, after excluding net credits totaling $79 million, $0.05 per share.
▪Consolidated sales totaled 1.033 billion pounds of copper, 402 thousand ounces of gold and 20 million pounds of molybdenum in third-quarter 2021. Consolidated sales for the year 2021 are expected to approximate 3.8 billion pounds of copper, 1.3 million ounces of gold and 85 million pounds of molybdenum, including 1.025 billion pounds of copper, 375 thousand ounces of gold and 22 million pounds of molybdenum in fourth-quarter 2021.
▪Average realized prices in third-quarter 2021 were $4.20 per pound for copper, $1,757 per ounce for gold and $18.61 per pound for molybdenum.
▪Average unit net cash costs in third-quarter 2021 were $1.24 per pound of copper and are expected to average $1.33 per pound of copper for the year 2021 and $1.26 per pound of copper in fourth-quarter 2021.
▪Operating cash flows totaled $2.0 billion (including $0.2 billion of working capital and other sources) in third-quarter 2021 and $5.4 billion (including $0.4 billion of working capital and other sources) for the first nine months of 2021. Based on current sales volume and cost estimates, and assuming average fourth-quarter 2021 prices of $4.50 per pound for copper, $1,800 per ounce for gold and $19.00 per pound for molybdenum, operating cash flows are expected to approximate $7.5 billion for the year 2021.
▪Capital expenditures totaled $0.5 billion (including approximately $0.3 billion for major mining projects) in third-quarter 2021 and $1.3 billion (including approximately $0.9 billion for major mining projects and $0.1 billion for the Indonesia smelter project) for the first nine months of 2021. Capital expenditures for the year 2021 are expected to approximate $2.3 billion ($2.0 billion excluding capital expenditures for the Indonesia smelter project), including $1.3 billion for major mining projects primarily associated with underground development activities in the Grasberg minerals district in Indonesia.
▪At September 30, 2021, consolidated debt totaled $9.7 billion and consolidated cash and cash equivalents totaled $7.7 billion, resulting in net debt of $2.0 billion (refer to the supplemental schedule, "Net Debt," on page IX). FCX had no borrowings and $3.5 billion available under its revolving credit facility at September 30, 2021.
▪FCX added two new independent directors in August 2021; Marcela E. Donadio, retired partner of Ernst & Young LLP, and Sara Grootwassink Lewis, founder of Lewis Corporate Advisors, bringing FCX’s Board of Directors (Board) to nine directors with a wide breadth of business experiences.

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PHOENIX, AZ, October 21, 2021 - Freeport-McMoRan Inc. (NYSE: FCX) reported third-quarter 2021 net income attributable to common stock of $1.4 billion, $0.94 per share, and adjusted net income attributable to common stock of $1.3 billion, $0.89 per share, after excluding net credits totaling $79 million, $0.05 per share, primarily associated with tax credits related to the release of valuation allowances at PT Freeport Indonesia (PT-FI) and a gain on the sale of FCX's remaining cobalt business. For additional information, refer to the supplemental schedule, "Adjusted Net Income," beginning on page VII.

Richard C. Adkerson, Chairman and Chief Executive Officer, said, "Our favorable results in the third quarter and year-to-date reflect strong execution by our global team in growing our production safely, efficiently and responsibly. We have established a solid foundation for the future as a leading long-term supplier of copper to support a growing global economy and the transition to clean energy. We have successfully transitioned our Grasberg minerals district to be the world’s largest underground block-caving operation while maintaining excellent performance throughout our global operations. Our balance sheet is strong and we are prepared to make value enhancing investments in our business while providing shareholders with increasing cash returns consistent with our established financial policy. The outlook for the copper market is extraordinarily positive. As a leader in the global copper industry, Freeport is well-positioned for success in generating value for all stakeholders."

SUMMARY FINANCIAL DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in millions, except per share amounts)
Revenues[a,b]	$6,083	$3,851	$16,681	$9,703
Operating income[a]	$2,462	$880	$6,061	$728
Net income (loss) attributable to common stock[c,d]	$1,399	$329	$3,200	$(109)
Diluted net income (loss) per share of common stock	$0.94	$0.22	$2.16	$(0.08)

Diluted weighted-average common shares outstanding	1,484	1,461	1,481	1,453
Operating cash flows[e]	$1,965	$1,237	$5,435	$1,690
Capital expenditures	$541	$436	$1,344	$1,573
At September 30:
Cash and cash equivalents	$7,672	$2,403	$7,672	$2,403
Total debt, including current portion	$9,665	$10,030	$9,665	$10,030

a.For segment financial results, refer to the supplemental schedules, "Business Segments," beginning on page X.
b.Includes (unfavorable) favorable adjustments to prior period provisionally priced concentrate and cathode copper sales totaling $(9) million ($(3) million to net income attributable to common stock or less than $0.01 per share) in third-quarter 2021, $71 million ($28 million to net income attributable to common stock or $0.02 per share) in third-quarter 2020, $169 million ($65 million to net income attributable to common stock or $0.05 per share) for the first nine months of 2021 and $(102) million ($(42) million to net loss attributable to common stock or $(0.03) per share) for the first nine months of 2020. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page IX.
c.Includes net credits (charges) totaling $79 million ($0.05 per share) in third-quarter 2021, $(101) million ($(0.07) per share) in third-quarter 2020, $(16) million ($(0.01) per share) for the first nine months of 2021 and $(347) million ($(0.24) per share) for the first nine months of 2020 that are described in the supplemental schedule, "Adjusted Net Income," beginning on page VII.
d.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page X.
e.Working capital and other sources totaled $180 million in third-quarter 2021, $178 million in third-quarter 2020, $367 million for the first nine months of 2021 and $319 million for the first nine months of 2020.

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SUMMARY OPERATING DATA

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020		2021		2020
Copper (millions of recoverable pounds)
Production	987	844		2,810		2,342
Sales, excluding purchases	1,033	848		2,787		2,336
Average realized price per pound	$4.20	$3.01		$4.22		$2.73
Site production and delivery costs per pound[a]	$1.88	$1.77	[b]	$1.92	[c]	$1.92	[b]
Unit net cash costs per pound[a]	$1.24	$1.32		$1.36		$1.55
Gold (thousands of recoverable ounces)
Production	374	237		976		584
Sales	402	234		965		562
Average realized price per ounce	$1,757	$1,902		$1,780		$1,810
Molybdenum (millions of recoverable pounds)
Production	23	19		63		57
Sales, excluding purchases	20	20		63		59
Average realized price per pound	$18.61	$9.23		$14.36		$10.30
a.Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.
b.Excludes charges totaling $0.04 per pound of copper in third-quarter and $0.09 per pound of copper for the first nine months, primarily associated with idle facility and contract cancellation costs related to the COVID-19 pandemic and employee separation costs associated with the April 2020 revised operating plans. Refer to the supplemental schedule, "Adjusted Net Income," beginning on page VII.
c.Includes $0.03 per pound of copper for the first nine months of 2021 associated with nonrecurring labor-related costs at Cerro Verde for agreements reached with approximately 65 percent of its hourly employees. Refer to the supplemental schedule, "Adjusted Net Income," beginning on page VII.

Responsible Production
2020 Climate Report. In September 2021, FCX published its updated Climate Report, available on FCX’s website at fcx.com/sustainability. The updated Climate Report details the work underway across FCX’s global business to reduce greenhouse gas (GHG) emissions, improve energy efficiency, advance the use of renewable energy and enhance FCX's resilience to future climate-related risks. FCX announced a new 30 percent GHG emissions intensity reduction target (excluding Scope 3) for its Indonesia operations by 2030 (versus a 2018 baseline), in addition to FCX's previously announced 15 percent GHG emissions intensity reduction target (excluding Scope 3) for its North America and South America copper businesses by 2030 (versus a 2018 baseline). FCX also announced its aspiration to participate in, and positively contribute to, a 2050 net zero economy. FCX's path to net zero carbon emissions will require industry-wide new technological solutions and innovation. FCX embraces these challenges and is focused on achieving meaningful progress through its internal efforts and through collaboration with industry partners. FCX is actively involved in various industry initiatives that are focused on climate, including the International Council on Mining and Metals and the International Copper Association. The updated Climate Report also reflects FCX’s continued progress towards alignment with the current recommendations of the Task Force on Climate-related Financial Disclosures.
The Copper Mark. FCX is committed to validating all of its copper producing sites with the Copper Mark. The Copper Mark is a robust assurance framework that demonstrates the copper industry's responsible production practices and contribution to the United Nations Sustainable Development Goals. Participating sites must complete an external assurance process to assess conformance with the Copper Mark’s 32 environmental, social and governance requirements, with a goal of being awarded the Copper Mark. FCX has six sites which have been certified, with five additional sites in progress.

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Consolidated Sales Volumes
Third-quarter 2021 copper sales of 1.033 billion pounds approximated the July 2021 estimate and were higher than third-quarter 2020 sales of 848 million pounds of copper, primarily reflecting the ramp-up of underground mining and the timing of shipments at PT-FI.
Third-quarter 2021 gold sales of 402 thousand ounces were 12 percent higher than the July 2021 estimate of 360 thousand ounces of gold, primarily reflecting higher ore grades and recovery rates. Third-quarter 2021 gold sales were higher than third-quarter 2020 sales of 234 thousand ounces of gold, primarily reflecting the ramp-up of underground mining and the timing of shipments at PT-FI.
Third-quarter 2021 molybdenum sales of 20 million pounds approximated the July 2021 estimate and third-quarter 2020 sales of molybdenum.
Consolidated sales volumes for the year 2021 are expected to approximate 3.8 billion pounds of copper, 1.3 million ounces of gold and 85 million pounds of molybdenum, including 1.025 billion pounds of copper, 375 thousand ounces of gold and 22 million pounds of molybdenum in fourth-quarter 2021. Projected sales volumes are dependent on operational performance (including from underground mining at PT-FI), weather-related conditions, timing of shipments, and other factors detailed in the Cautionary Statement below.

Consolidated Unit Net Cash Costs
Consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.24 per pound of copper in third-quarter 2021, were lower than the July 2021 estimate of $1.33 per pound, primarily reflecting lower leach unit production costs associated with higher recoveries. Consolidated average unit net cash costs in third-quarter 2021 were lower than the third-quarter 2020 average of $1.32 per pound, primarily reflecting higher sales volumes and by-product credits, partly offset by higher maintenance and input costs.
Assuming average prices of $1,800 per ounce of gold and $19.00 per pound of molybdenum in fourth-quarter 2021 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for FCX's copper mines are expected to average $1.33 per pound of copper for the year 2021 (including $1.26 per pound of copper in fourth-quarter 2021). The impact of price changes during fourth-quarter 2021 on consolidated unit net cash costs for the year 2021 would approximate $0.015 per pound of copper for each $100 per ounce change in the average price of gold and $0.01 per pound of copper for each $2 per pound change in the average price of molybdenum. Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices, primarily for gold and molybdenum.

MINING OPERATIONS
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford (including Lone Star), Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. In addition to copper, certain of these mines produce molybdenum concentrate, gold and silver. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 72 percent undivided joint venture interest in Morenci using the proportionate consolidation method.
Operating and Development Activities. FCX’s North America operating sites continue to achieve strong execution of operating plans. Current operations at the Lone Star copper leach project, which was completed in the second half of 2020, are exceeding the initial design capacity of 200 million pounds annually by approximately 25 percent. FCX continues to advance opportunities to increase Lone Star operating rates and is evaluating a potential additional incremental oxide expansion to increase volumes to over 300 million pounds of copper per year. The oxide project advances the opportunity for development of the large-scale sulfide resources at Lone Star. FCX is increasing exploration in the area to support metallurgical testing and mine development planning for a potential long-term investment in a concentrator.
FCX has substantial resources in the United States (U.S.), primarily associated with existing mining operations. Evaluations of project options for future growth are being advanced. In addition to Lone Star, FCX is actively evaluating permitting requirements and investments in an additional concentrator to add new capacity at its long-lived Bagdad operation, and is utilizing data analytics and testing new applications to recover additional copper from existing leach stockpiles.

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Operating Data. Following is summary consolidated operating data for the North America copper mines:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020		2021	2020
Copper (millions of recoverable pounds)
Production	377	369		1,090	1,083
Sales, excluding purchases	375	379		1,072	1,102
Average realized price per pound	$4.34	$3.01		$4.24	$2.67

Molybdenum (millions of recoverable pounds)
Production[a]	9	7		26	24

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.12	$1.76	[c]	$2.11	$1.91	[c]
By-product credits	(0.39)	(0.18)		(0.32)	(0.19)
Treatment charges	0.09	0.09		0.09	0.10
Unit net cash costs	$1.82	$1.67		$1.88	$1.82

a.Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which include sales of molybdenum produced at the North America copper mines.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.
c.Excludes charges totaling $0.03 per pound of copper for both the third quarter and first nine months of 2020, primarily associated with the April 2020 revised operating plans (including employee separation costs) and the COVID-19 pandemic (including health and safety costs).
FCX's consolidated copper sales volumes from North America of 375 million pounds in third-quarter 2021 approximated third-quarter 2020 copper sales volumes of 379 million pounds. North America copper sales are estimated to approximate 1.46 billion pounds for the year 2021, compared with 1.4 billion pounds for the year 2020.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $1.82 per pound of copper in third-quarter 2021 were higher than third-quarter 2020 unit net cash costs of $1.67 per pound, primarily reflecting higher mining and milling costs associated with the return to pre-COVID-19 operating rates and higher maintenance and input costs, partly offset by higher by-product credits and lower leach unit production costs associated with higher recoveries.
Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $1.85 per pound of copper for the year 2021, based on achievement of current sales volume and cost estimates and assuming an average molybdenum price of $19.00 per pound in fourth-quarter 2021. North America's average unit net cash costs for the year 2021 would change by approximately $0.01 per pound for each $2 per pound change in the average price of molybdenum in fourth-quarter 2021.

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South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56 percent interest) and El Abra in Chile (in which FCX owns a 51 percent interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Operating and Development Activities. During third-quarter 2021, milling rates at Cerro Verde's concentrator facilities averaged 380,300 metric tons of ore per day. Subject to ongoing monitoring of COVID-19 protocols, Cerro Verde is targeting milling rates to average approximately 400,000 metric tons of ore per day in 2022.
El Abra is increasing operating rates to pre-COVID-19 pandemic levels. Stacking rates at El Abra averaged 93,100 metric tons per day in third-quarter 2021, approximately 25 percent higher than third-quarter 2020. Increased stacking rates are expected to result in incremental annual production of approximately 70 million pounds of copper beginning in mid-2022, compared with 2020 levels. A new leach pad is under construction to accommodate planned stacking rates for the next several years.
FCX continues to evaluate a large-scale expansion at El Abra to process additional sulfide material and to achieve higher copper recoveries. El Abra's large sulfide resource could potentially support a major mill project similar to facilities constructed at Cerro Verde in 2015. Technical and economic studies continue to be evaluated to determine the optimal scope and timing for the sulfide project, and FCX is engaging stakeholders and preparing data required for submission of a robust permit application. FCX is monitoring potential changes in government regulatory and fiscal matters in Chile and will defer major investment decisions pending clarity on these matters.
Operating Data. Following is summary consolidated operating data for South America mining:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021		2020		2021		2020
Copper (millions of recoverable pounds)
Production	260		253		764		716
Sales	280		250		769		716
Average realized price per pound	$4.12		$3.02		$4.21		$2.79

Molybdenum (millions of recoverable pounds)
Production[a]	5		6		14		14

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.14	[c]	$1.84	[d]	$2.20	[c]	$1.83	[d]
By-product credits	(0.38)		(0.17)		(0.31)		(0.15)
Treatment charges	0.13		0.15		0.13		0.15
Royalty on metals	0.01		0.01		0.01		0.01
Unit net cash costs	$1.90		$1.83		$2.03		$1.84

a.Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which include sales of molybdenum produced at Cerro Verde.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.
c.Includes $0.02 per pound of copper in third-quarter 2021 and $0.10 per pound of copper for the first nine months of 2021 associated with nonrecurring labor-related charges at Cerro Verde for agreements reached with approximately 65 percent of its hourly employees. Refer to the supplemental schedule, "Adjusted Net Income," beginning on page VII.
d.Third-quarter 2020 excludes charges totaling $0.02 per pound of copper, primarily associated with the COVID-19 pandemic (including health and safety costs). The first nine months of 2020 excludes charges totaling $0.13 per pound of copper, primarily associated with idle facility (Cerro Verde) and contract cancellation costs related to the COVID-19 pandemic, and employee separation costs associated with the April 2020 revised operating plans.
FCX's consolidated copper sales volumes from South America of 280 million pounds in third-quarter 2021 were higher than third-quarter 2020 copper sales volumes of 250 million pounds, primarily reflecting timing of shipments.

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Copper sales from South America mining are expected to approximate 1.0 billion pounds for the year 2021, slightly higher than the year 2020.
Average unit net cash costs (net of by-product credits) for South America mining of $1.90 per pound of copper in third-quarter 2021 were higher than third-quarter 2020 unit net cash costs of $1.83 per pound, primarily reflecting increased milling activities, profit-sharing costs and higher maintenance and input costs, partly offset by higher sales volumes and by-product credits. Cerro Verde's collective labor agreement (CLA) expired on August 31, 2021, and as of September 30, 2021, approximately 65 percent of its hourly employees have signed new CLAs. Negotiations for new CLAs for Cerro Verde's remaining hourly employees are ongoing and may result in additional charges.
Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $2.04 per pound of copper for the year 2021, based on current sales volume and cost estimates and assuming an average price of $19.00 per pound of molybdenum in fourth-quarter 2021.
Indonesia Mining. PT-FI operates one of the world’s largest copper and gold mines at the Grasberg minerals district in Papua, Indonesia. PT-FI produces copper concentrate that contains significant quantities of gold and silver. FCX has a 48.76 percent ownership interest in PT-FI and manages its mining operations. Under the terms of the shareholders agreement, FCX’s economic interest in PT-FI approximates 81 percent through 2022. PT-FI's results are consolidated in FCX's financial statements.
PT-FI continues to operate with heightened protocols and travel restrictions designed to protect the health and safety of its workforce and the surrounding community during the COVID-19 pandemic. These measures have proven effective and have enabled PT-FI to operate reliably throughout the pandemic.
Operating and Development Activities. The ramp-up of underground production at PT-FI continues to advance on schedule. Third-quarter 2021 highlights include:
•Production approximated 90 percent of the projected ultimate annualized level and is expected to reach 100 percent by year-end 2021.
•A total of 27 new drawbells were constructed at the Grasberg Block Cave and Deep Mill Level Zone (DMLZ) underground mines, bringing cumulative open drawbells to 490.
•Combined average production from the Grasberg Block Cave and DMLZ underground mines approximated 136,200 metric tons of ore per day and PT-FI's milling rates averaged 157,400 metric tons of ore per day.
PT-FI achieved milling rates of over 177,000 metric tons of ore per day in September 2021. PT-FI expects milling rates to average approximately 175,000 metric tons of ore per day in fourth-quarter 2021 and to continue at that rate until additional milling facilities are installed in 2023, which PT-FI expects will result in mill capacity of approximately 240,000 metric tons of ore per day.
PT-FI expects to generate average annual production of 1.55 billion pounds of copper and 1.6 million ounces of gold for the next several years at an attractive unit net cash cost, providing significant margins and cash flows. For the year 2021, PT-FI production is expected to approximate 1.3 billion pounds of copper and 1.3 million ounces of gold, nearly double 2020 levels.
PT-FI's estimated annual capital spending on the Grasberg Block Cave and DMLZ underground projects is expected to average approximately $0.9 billion per year for 2021 and 2022, net of scheduled contributions from PT Indonesia Asahan Aluminium (Persero) (PT Inalum, also known as MIND ID). In accordance with applicable accounting guidance, aggregate costs (before scheduled contributions from PT Inalum), which are expected to average $1.1 billion per year for 2021 and 2022, will be reflected as an investing activity in FCX's cash flow statement, and contributions from PT Inalum will be reflected as a financing activity.
Kucing Liar. Following the success of the Grasberg Block Cave and DMLZ underground projects, PT-FI is planning to commence long-term mine development activities for its Kucing Liar deposit to produce approximately 6 billion pounds of copper and 6 million ounces of gold over the life of the project. Similar to PT-FI's experience with large-scale, block-cave mines, pre-production development activities will occur over an approximate 10-year timeframe. At full operating rates, annual production from Kucing Liar is expected to exceed 500 million pounds of copper and 500,000 ounces of gold, providing PT-FI with sustained long-term, large-scale and low-cost production. Capital investments for Kucing Liar over the next 10 years are expected to average approximately $400 million per annum. Kucing Liar will benefit from substantial shared infrastructure and PT-FI's experience and long-term success in block-cave mining.

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Indonesia Smelter. In connection with PT-FI’s 2018 agreement with the Indonesia government to secure the extension of its long-term mining rights, PT-FI committed to construct new domestic smelting capacity totaling 2 million metric tons of concentrate per year by December 2023. During 2020, PT-FI notified the Indonesia government of schedule delays resulting from the COVID-19 pandemic and continues to review with the government a revised schedule for the project.
To fulfill its obligation for new domestic smelter capacity in Indonesia, PT-FI is planning the following:
•Construction of a new greenfield smelter in Gresik, Indonesia with a capacity to process approximately 1.7 million metric tons of concentrate per year. In July 2021, PT-FI awarded a construction contract with an estimated cost of $2.8 billion. The smelter construction is expected to be completed as soon as feasible in 2024, which is subject to potential pandemic-related disruptions.
•Expansion of annual capacity at PT Smelting (PT-FI's 39.5-percent owned copper smelter and refinery in Gresik, Indonesia) by 300,000 metric tons of concentrate, a 30 percent increase. PT-FI is advancing agreements with the majority owner of PT Smelting to implement the expansion plans with a target completion date of year-end 2023. PT-FI would fund the cost of the expansion, estimated to approximate $250 million, and increase its ownership in PT Smelting to a majority ownership interest.
•Construction of a precious metals refinery (PMR) to process gold and silver from the new greenfield smelter and PT Smelting at an estimated cost of $250 million.
In July 2021, PT-FI entered into a $1 billion, five-year, unsecured bank credit facility to advance these projects. As of September 30, 2021, $158 million ($146 million net of debt issuance costs) was drawn under this facility. Additional debt financing is being evaluated to fund the projects, with the cost of debt shared 49 percent by FCX and 51 percent by PT Inalum.
Capital expenditures for the new greenfield smelter and PMR (collectively, the Indonesia smelter project) totaled $0.1 billion for the first nine months of 2021, and are expected to approximate $0.3 billion for the year 2021. Construction of the new smelter capacity would result in the elimination of export duties, providing an offset to the economic cost associated with the smelter development.
Operating Data. Following is summary consolidated operating data for Indonesia mining:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020		2021	2020
Copper (millions of recoverable pounds)
Production	350	222		956	543
Sales	378	219		946	518
Average realized price per pound	$4.11	$3.00		$4.21	$2.79

Gold (thousands of recoverable ounces)
Production	371	236		968	577
Sales	399	230		957	549
Average realized price per ounce	$1,757	$1,902		$1,780	$1,810

Unit net cash costs per pound of copper[a]
Site production and delivery, excluding adjustments	$1.46	$1.71	[b]	$1.49	$2.05	[b]
Gold and silver credits	(1.97)	(2.16)		(1.91)	(2.02)
Treatment charges	0.24	0.26		0.24	0.28
Export duties	0.19	0.11		0.15	0.08
Royalty on metals	0.25	0.21		0.26	0.18
Unit net cash costs	$0.17	$0.13		$0.23	$0.57

a.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.
b.Excludes COVID-19 related costs (including one-time incremental employee benefits and health and safety costs) totaling $0.05 per pound of copper in third-quarter 2020 and $0.03 per pound of copper for the first nine months of 2020.

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PT-FI's consolidated sales of 378 million pounds of copper and 399 thousand ounces of gold in third-quarter 2021 were higher than third-quarter 2020 consolidated sales of 219 million pounds of copper and 230 thousand ounces of gold, primarily reflecting the ramp-up of underground mining at PT-FI and the timing of shipments. Consolidated sales volumes from PT-FI are expected to approximate 1.3 billion pounds of copper and 1.3 million ounces of gold for the year 2021, compared with 0.8 billion pounds of copper and 0.8 million ounces of gold for the year 2020.
Because of the fixed nature of a large portion of PT-FI's costs, unit net cash costs depend on copper and gold volumes. PT-FI's unit net cash costs (net of gold and silver credits) were $0.17 per pound of copper in third-quarter 2021 and $0.13 per pound in third-quarter 2020.
Assuming an average gold price of $1,800 per ounce in fourth-quarter 2021 and achievement of current sales volume and cost estimates, unit net cash costs (net of gold and silver credits) for PT-FI are expected to approximate $0.22 per pound of copper for the year 2021. The impact of price changes during fourth-quarter 2021 on PT-FI's average unit net cash costs for the year 2021 would approximate $0.04 per pound of copper for each $100 per ounce change in the average price of gold.

Molybdenum Mines. FCX operates two wholly owned molybdenum mines in Colorado - the Henderson underground mine and the Climax open-pit mine. The Henderson and Climax mines produce high-purity molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of the molybdenum concentrate produced at the Henderson and Climax mines and at FCX's North America and South America copper mines is processed at FCX's conversion facilities.
Operating and Development Activities. Production from the molybdenum mines totaled 9 million pounds of molybdenum in third-quarter 2021 and 6 million pounds of molybdenum in third-quarter 2020, primarily reflecting the Climax mine returning to pre-COVID-19 levels. FCX may increase rates at the Climax mine if necessary to satisfy increasing requirements for molybdenum. FCX's consolidated molybdenum sales and average realized prices, which include sales of molybdenum produced at the Molybdenum mines and at FCX's North America and South America copper mines are presented on page 3.
Higher volumes from the Molybdenum mines in third-quarter 2021 resulted in lower average unit net cash costs of $8.54 per pound of molybdenum, compared with $9.72 per pound in third-quarter 2020. Based on current sales volume and cost estimates, average unit net cash costs for the Molybdenum mines are expected to approximate $9.10 per pound of molybdenum for the year 2021.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.

EXPLORATION
FCX's mining exploration activities are primarily associated with its existing mines, focusing on opportunities to expand reserves and resources to support development of additional future production capacity. Exploration results continue to indicate opportunities for significant future potential reserve additions in North America and South America. Exploration expenditures for the year 2021 are expected to approximate $55 million. FCX intends to increase its exploration expenditures during 2022 primarily to advance Lone Star and other opportunities at FCX's North America copper mines. FCX has long-lived reserves and a significant resource position in its existing portfolio.
CASH FLOWS, ASSET SALES, CASH AND DEBT
Operating Cash Flows. FCX generated operating cash flows of $2.0 billion (including of $0.2 billion of working capital and other sources) in third-quarter 2021 and $5.4 billion (including $0.4 billion of working capital and other sources) for the first nine months of 2021.
Based on current sales volume and cost estimates, and assuming average prices of $4.50 per pound of copper, $1,800 per ounce of gold and $19.00 per pound of molybdenum in fourth-quarter 2021, FCX's consolidated operating cash flows are estimated to approximate $7.5 billion for the year 2021. The impact of price changes during fourth-quarter 2021 on operating cash flows would approximate $100 million for each $0.10 per pound change in the average price of copper, $25 million for each $100 per ounce change in the average price of gold and $15 million for each $2 per pound change in the average price of molybdenum.

9

Capital Expenditures. Capital expenditures totaled $0.5 billion in third-quarter 2021 (including approximately $0.3 billion for major mining projects) and $1.3 billion for the first nine months of 2021 (including approximately $0.9 billion for major mining projects and $0.1 billion for the Indonesia smelter project).
Capital expenditures for the year 2021 are expected to approximate $2.3 billion ($2.0 billion excluding capital expenditures for the Indonesia smelter project), including $1.3 billion for major mining projects primarily associated with underground development activities in the Grasberg minerals district in Indonesia. Capital expenditures for the Indonesia smelter project are being funded through PT-FI's $1 billion unsecured bank credit facility.
Asset Sales. On September 1, 2021, FCX completed the sale of its specialty cobalt business based in Kokkola, Finland (Freeport Cobalt) for $208 million (including cash and other working capital and subject to post-closing adjustments), consisting of cash consideration of $173 million and 7 percent of shares in the purchaser (valued at approximately $35 million). In addition, FCX and its noncontrolling interest partners have the right to receive contingent consideration of up to $40 million based on the future performance of Freeport Cobalt. As a result of this transaction, FCX recorded a gain of $60 million ($34 million to net income attributable to common stock) in third-quarter 2021.
Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests' share, taxes and other costs at September 30, 2021 (in billions):

Cash at domestic companies	$5.0
Cash at international operations	2.7
Total consolidated cash and cash equivalents	7.7
Noncontrolling interests' share	(0.9)
Cash, net of noncontrolling interests' share	$6.8
Withholding taxes	(0.1)
Net cash available	$6.7

Debt. Following is a summary of total debt and the weighted-average interest rates at September 30, 2021 (in millions, except percentages):

		Weighted- Average Interest Rate
Senior Notes	$9,145	4.8%
Cerro Verde Term Loan	325	2.0%
PT-FI Term Loan	146	2.1%
Other	49	0.6%
Total debt	$9,665	4.6%

At September 30, 2021, FCX had no borrowings, $8 million in letters of credit issued and $3.5 billion available under its revolving credit facility.
Cerro Verde elected to prepay $200 million on its term loan at the end of September 2021, reducing the outstanding balance to $325 million, which matures in June 2022.
In July 2021, PT-FI entered into a $1 billion, five-year, unsecured bank credit facility (consisting of a $667 million term loan and a $333 million revolving credit facility). Amounts may be drawn under the term loan within the first three years, and then the loan amortizes in four installments. The revolving credit facility is available for drawings until June 2026. The facility matures in July 2026 and amounts drawn bear interest at the London Interbank Offered Rate plus a margin of 1.875% (offshore borrowings) or 2.125% (onshore borrowings).
FCX announced today that it has called for redemption all of its outstanding $524 million principal amount of its 3.55% Senior Notes due 2022. The notes will be redeemed on December 1, 2021, at a redemption price equal to 100 percent of the principal amount of the notes outstanding, plus accrued and unpaid interest to, but not including, the redemption date. Annual interest costs associated with the 3.55% Senior Notes approximate $19 million. FCX has no other senior note maturities until March 2023.

10

FINANCIAL POLICY
In February 2021, the Board adopted a financial policy for the allocation of cash flows aligned with FCX’s strategic objectives of maintaining a strong balance sheet and increasing cash returns to shareholders while advancing opportunities for future growth.
The policy includes a base dividend of $0.30 per share per year and a performance-based payout framework whereby up to 50 percent of available cash flows generated after planned capital spending and distributions to noncontrolling interests would be allocated to shareholder returns and the balance to debt reduction and investments in value enhancing growth projects. Available cash flows for performance-based payout distributions in excess of the base dividend will be assessed by the Board at least annually. FCX has achieved its targeted net debt level of $3 billion to $4 billion and expects its Board to determine additional cash returns to shareholders following reporting of FCX's 2021 annual results.
On September 22, 2021, FCX declared a quarterly cash dividend of $0.075 per share on its common stock, which will be paid on November 1, 2021, to shareholders of record as of October 15, 2021. The declaration of dividends is at the discretion of the Board and will depend upon FCX's financial results, cash requirements, future prospects and other factors deemed relevant by the Board.

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's third-quarter 2021 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing “fcx.com.” A replay of the webcast will be available through Friday, November 19, 2021.
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FREEPORT: Foremost in Copper
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world’s largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.
By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX's website at fcx.com.
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections, or expectations relating to ore grades and milling rates; business outlook; production and sales volumes; unit net cash costs; cash flows; capital expenditures; liquidity; operating costs; operating plans; FCX's financial policy; PT-FI's ramp-up of underground mining activities and future cash flows through 2022; PT-FI's development, financing, construction and completion of new domestic smelting capacity in Indonesia in accordance with the terms of the special mining license (IUPK); expectations regarding negotiations with hourly employees at Cerro Verde including completion of new CLAs; FCX’s commitments to deliver responsibly produced copper, including plans to implement and validate all of its operating sites under specific frameworks; execution of FCX's energy and climate strategies and the underlying assumptions and estimated impacts on FCX’s business related thereto; achievement of climate commitments by 2030 and 2050 net zero aspirations; improvements in operating procedures and technology; exploration efforts and results; development and production activities, rates and costs; tax rates; export quotas and duties; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; mineralization and reserve estimates; execution of the settlement agreements associated with the Louisiana coastal erosion cases and talc-related litigation; descriptions of our objectives, strategies, plans, goals or targets; and future returns to shareholders, including dividend payments and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “could,” “to be,” ”potential," “assumptions,” “guidance,” “future” and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of future dividends or the execution of any share repurchases is at the discretion of the Board and will depend on FCX's financial results, cash requirements, future prospects, global economic conditions, and other factors deemed relevant by the Board.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, changes in the credit ratings of FCX; changes in FCX's cash requirements, financial position, financing plans or investment plans; changes in general market, economic, tax, regulatory or industry conditions; the duration and scope of and uncertainties associated with the COVID-19 pandemic (including new and emerging strains and variants of COVID-19), and the impact thereof on commodity prices, FCX’s business and the global economy and any related actions taken by governments and businesses; FCX’s ability to contain and mitigate the risk of spread or major outbreak of COVID-19 at its operating sites, including at PT-FI’s remote operating site in Papua; supply of and demand for, and prices of, copper, gold and

11

molybdenum; mine sequencing; changes in mine plans or operational modifications, delays, deferrals or cancellations; production rates; timing of shipments; results of feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; the potential effects of violence in Indonesia generally and in the province of Papua; the Indonesia government's extension of PT-FI's export license after March 15, 2022; risks associated with underground mining; satisfaction of requirements in accordance with PT-FI's IUPK to extend mining rights from 2031 through 2041; the Indonesia government's approval of a deferred schedule for completion of new domestic smelting capacity in Indonesia; expected results from improvements in operating procedures and technology, including innovation initiatives; industry risks; regulatory changes; political and social risks; labor relations, including labor-related work stoppages and costs; weather- and climate-related risks; environmental risks; litigation results and completion of settlement agreements; cybersecurity incidents; changes in general market, economic and industry conditions; financial condition of FCX’s customers, suppliers, vendors, partners and affiliates, particularly during weak economic conditions and extended periods of volatile commodity prices; reductions in liquidity and access to capital; FCX’s ability to comply with its responsible production commitments under specific frameworks and any changes to such frameworks; FCX’s ability to consummate the redemption of senior notes and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (SEC).
Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the date the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs or technological solutions and innovation, some aspects of each which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.
This press release also contains financial measures such as net debt, adjusted net income and unit net cash costs per pound of copper and molybdenum, which are not recognized under U.S. generally accepted accounting principles. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX's consolidated financial statements are in the supplemental schedules of this press release.

12

Freeport-McMoRan Inc.
SELECTED OPERATING DATA

	Three Months Ended September 30,
	2021	2020	2021		2020
MINING OPERATIONS:	Production		Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	160	187	162		190
Safford (100%)	74	42	70		41
Bagdad (100%)	51	58	48		59
Sierrita (100%)	42	49	46		50
Miami (100%)	2	5	3		5
Chino (100%)	33	16	32		22
Tyrone (100%)	15	11	14		11
Other (100%)	—	1	—		1
Total North America	377	369	375		379

South America
Cerro Verde (53.56%)	226	218	244		214
El Abra (51%)	34	35	36		36
Total South America	260	253	280		250

Indonesia
Grasberg (48.76%)[b]	350	222	378		219
Total	987	844	1,033	[c]	848	[c]
Less noncontrolling interests	187	160	202		158
Net	800	684	831		690

Average realized price per pound			$4.20		$3.01

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	3	1	3		4
Indonesia (48.76%)[b]	371	236	399		230
Consolidated	374	237	402		234
Less noncontrolling interests	70	44	75		43
Net	304	193	327		191

Average realized price per ounce			$1,757		$1,902

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	4	3	N/A		N/A
Climax (100%)	5	3	N/A		N/A
North America copper mines (100%)[a]	9	7	N/A		N/A
Cerro Verde (53.56%)	5	6	N/A		N/A
Consolidated	23	19	20		20
Less noncontrolling interests	3	2	2		3
Net	20	17	18		17

Average realized price per pound			$18.61		$9.23

a. Amounts are net of Morenci's joint venture partners' undivided interests.

b. FCX’s economic interest in PT Freeport Indonesia (PT-FI) approximates 81 percent through 2022 and 48.76 percent thereafter.

c. Consolidated sales volumes exclude purchased copper of 28 million pounds in third-quarter 2021 and 56 million pounds in third-quarter 2020.

I

Freeport-McMoRan Inc.
SELECTED OPERATING DATA

	Nine Months Ended September 30,
	2021	2020	2021		2020
MINING OPERATIONS:	Production		Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	470	545	474		553
Safford (100%)	202	113	188		107
Bagdad (100%)	134	163	137		163
Sierrita (100%)	144	138	143		137
Miami (100%)	9	13	10		13
Chino (100%)	91	76	82		93
Tyrone (100%)	40	33	38		34
Other (100%)	—	2	—		2
Total North America	1,090	1,083	1,072		1,102

South America
Cerro Verde (53.56%)	649	599	648		599
El Abra (51%)	115	117	121		117
Total South America	764	716	769		716

Indonesia
Grasberg (48.76%)[b]	956	543	946		518
Total	2,810	2,342	2,787	[c]	2,336	[c]
Less noncontrolling interests	537	437	538		433
Net	2,273	1,905	2,249		1,903

Average realized price per pound			$4.22		$2.73

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	8	7	8		13
Indonesia (48.76%)[b]	968	577	957		549
Consolidated	976	584	965		562
Less noncontrolling interests	181	108	179		103
Net	795	476	786		459

Average realized price per ounce			$1,780		$1,810

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	9	8	N/A		N/A
Climax (100%)	14	11	N/A		N/A
North America copper mines (100%)[a]	26	24	N/A		N/A
Cerro Verde (53.56%)	14	14	N/A		N/A
Consolidated	63	57	63		59
Less noncontrolling interests	7	6	7		8
Net	56	51	56		51

Average realized price per pound			$14.36		$10.30

a. Amounts are net of Morenci's joint venture partners' undivided interests.

b. FCX’s economic interest in PT-FI approximates 81 percent through 2022 and 48.76 percent thereafter.

c. Consolidated sales volumes exclude purchased copper of 149 million pounds for the first nine months of 2021 and 215 million pounds for the first nine months of 2020.

II

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Three Months Ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
100% North America Copper Mines
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	579,100	692,000	656,900	708,100
Average copper ore grade (percent)	0.30	0.26	0.29	0.27
Copper production (millions of recoverable pounds)	270	286	797	786

Mill Operations
Ore milled (metric tons per day)	274,300	255,200	269,000	291,500
Average ore grades (percent):
Copper	0.39	0.36	0.38	0.35
Molybdenum	0.03	0.03	0.03	0.02
Copper recovery rate (percent)	81.6	84.4	80.9	85.4
Production (millions of recoverable pounds):
Copper	170	155	476	509
Molybdenum	10	9	27	26

100% South America Mining
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	171,600	172,400	171,900	165,600
Average copper ore grade (percent)	0.30	0.35	0.33	0.35
Copper production (millions of recoverable pounds)	62	55	188	180

Mill Operations
Ore milled (metric tons per day)	380,300	351,000	381,500	317,600	[a]
Average ore grades (percent):
Copper	0.31	0.33	0.30	0.35
Molybdenum	0.01	0.01	0.01	0.01
Copper recovery rate (percent)	86.1	88.4	86.3	83.5
Production (millions of recoverable pounds):
Copper	199	198	576	536
Molybdenum	5	6	14	14

100% Indonesia Mining
Ore extracted and milled (metric tons per day):
Grasberg Block Cave underground mine[b]	76,500	30,800	64,300	25,700
Deep Mill Level Zone underground mine[b]	59,700	29,100	53,500	25,100
Deep Ore Zone underground mine	2,700	20,700	10,600	20,900
Big Gossan underground mine	7,400	7,100	7,500	6,600
Other	11,100	(400)	5,700	2,200
Total	157,400	87,300	141,600	80,500
Average ore grades:
Copper (percent)	1.30	1.45	1.32	1.30
Gold (grams per metric ton)	1.05	1.20	1.04	1.08
Recovery rates (percent):
Copper	90.1	92.3	90.0	92.0
Gold	78.6	79.3	77.8	78.2
Production (recoverable):
Copper (millions of pounds)	350	222	956	543
Gold (thousands of ounces)	371	236	968	577

100% Molybdenum Mines
Ore milled (metric tons per day)	24,800	16,300	22,000	22,200
Average molybdenum ore grade (percent)	0.19	0.18	0.19	0.16
Molybdenum production (millions of recoverable pounds)	9	6	23	19

a. Cerro Verde mill operations were negatively impacted by COVID-19 restrictions.

b. Includes ore from development activities that result in metal production.

III

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2021		2020		2021		2020
	(In Millions, Except Per Share Amounts)
Revenues[a]	$6,083		$3,851	[b]	$16,681		$9,703	[b]
Cost of sales:
Production and delivery[b]	3,009	[c]	2,465	[d,e]	8,862	[c]	7,404	[d,e]
Depreciation, depletion and amortization	528		394	[e]	1,430		1,093	[d,e]
Metals inventory adjustments	14		9		15		92
Total cost of sales	3,551		2,868		10,307		8,589
Selling, general and administrative expenses	102		72		289		273	[e]
Mining exploration and research expenses	15		8		36		42	[e]
Environmental obligations and shutdown costs	13		21		51		58
Net (gain) loss on sales of assets	(60)		2		(63)		13
Total costs and expenses	3,621		2,971		10,620		8,975
Operating income	2,462		880		6,061		728
Interest expense, net[f]	(138)		(120)		(431)	[b]	(362)	[b]
Net loss on early extinguishment of debt	—		(59)		—		(100)
Other income, net	36		22	[b]	56	[b]	62	[b]
Income before income taxes and equity in affiliated companies' net (losses) earnings	2,360		723		5,686		328
Provision for income taxes[g]	(628)		(297)		(1,674)		(333)
Equity in affiliated companies' net (losses) earnings	(9)		6		(5)		12
Net income	1,723		432		4,007		7
Net income attributable to noncontrolling interests	(324)		(103)		(807)		(116)
Net income (loss) attributable to common stockholders[h]	$1,399		$329		$3,200		$(109)

Diluted net income (loss) per share attributable to common stock	$0.94		$0.22		$2.16		$(0.08)

Diluted weighted-average common shares outstanding	1,484		1,461		1,481		1,453

Dividends declared per share of common stock	$0.075		$—		$0.225		$—

a.Includes adjustments to provisionally priced concentrate and cathode sales. For a summary of adjustments to provisionally priced copper sales, refer to the supplemental schedule, "Derivative Instruments," beginning on page IX.
b.Includes PT-FI and other net credits (charges) totaling $2 million in third-quarter 2021, $18 million in third-quarter 2020, $(65) million for the first nine months of 2021 and $20 million for the first nine months of 2020, which are summarized in the supplemental schedule, "Adjusted Net Income," beginning on page VII.
c.Includes nonrecurring labor-related charges at Cerro Verde for agreements reached with its hourly employees totaling $5 million in third-quarter 2021 and $74 million for the first nine months of 2021, which are summarized in the supplemental schedule, "Adjusted Net Income," beginning on page VII.
d.Includes COVID-19 related charges totaling $17 million in third-quarter 2020 and $129 million for the first nine months of 2020, which are summarized in the supplemental schedule, "Adjusted Net Income," beginning on page VII.
e.Includes charges associated with the April 2020 revised operating plans (including employee separation costs) totaling $17 million in third-quarter 2020 and $129 million for the first nine months of 2020, which are summarized in the supplemental schedule, "Adjusted Net Income," beginning on page VII.
f.Consolidated interest costs (before capitalization) totaled $157 million in third-quarter 2021, $160 million in third-quarter 2020, $482 million for the first nine months of 2021 and $490 million for the first nine months of 2020.
g.For a summary of FCX's income taxes, refer to the supplemental schedule, "Income Taxes," beginning on page VIII.
h.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page X.

IV

Freeport-McMoRan Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	December 31,
	2021	2020
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$7,672	$3,657
Trade accounts receivable	931	892
Income and other tax receivables	591	520
Inventories:
Materials and supplies, net	1,617	1,594
Mill and leach stockpiles	1,086	1,014
Product	1,417	1,285
Other current assets	477	341
Total current assets	13,791	9,303
Property, plant, equipment and mine development costs, net	30,102	29,818
Long-term mill and leach stockpiles	1,450	1,463
Other assets	1,574	1,560
Total assets	$46,917	$42,144

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,949	$2,708
Accrued income taxes	1,237	324
Current portion of debt	897	34
Current portion of environmental and asset retirement obligations	329	351
Dividends payable	111	—
Total current liabilities	5,523	3,417
Long-term debt, less current portion	8,768	9,677
Deferred income taxes	4,500	4,408
Environmental and asset retirement obligations, less current portion	3,688	3,705
Other liabilities	1,907	2,269
Total liabilities	24,386	23,476

Equity:
Stockholders' equity:
Common stock	160	159
Capital in excess of par value	26,023	26,037
Accumulated deficit	(8,481)	(11,681)
Accumulated other comprehensive loss	(572)	(583)
Common stock held in treasury	(3,777)	(3,758)
Total stockholders' equity	13,353	10,174
Noncontrolling interests[a]	9,178	8,494
Total equity	22,531	18,668
Total liabilities and equity	$46,917	$42,144

a.Includes $4.6 billion associated with the December 2018 PT-FI transaction, including $4.1 billion associated with the PT Indonesia Asahan Aluminium (Persero) acquisition of Rio Tinto's joint venture interest.

V

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2021		2020
	(In Millions)
Cash flow from operating activities:
Net income	$4,007		$7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,430		1,093
Metals inventory adjustments	15		92
Net (gain) loss on sales of assets	(63)		13
Stock-based compensation	79		60
Net charges for environmental and asset retirement obligations, including accretion	131		166
Payments for environmental and asset retirement obligations	(184)		(162)
Net charges for defined pension and postretirement plans	3		59
Pension plan contributions	(75)		(30)
Net loss on early extinguishment of debt	—		100
Deferred income taxes	96		119
Charges for Cerro Verde royalty dispute	11		26
Payments for Cerro Verde royalty dispute	(421)	[a]	(119)
Other, net	39		(53)
Changes in working capital and other:
Accounts receivable	(218)		132
Inventories	(310)		59
Other current assets	(77)		(17)
Accounts payable and accrued liabilities	123		40
Accrued income taxes and timing of other tax payments	849		105
Net cash provided by operating activities	5,435		1,690

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(211)		(398)
South America	(94)		(156)
Indonesia mining	(904)		(865)
Indonesia smelter development	(79)		(94)
Molybdenum mines	(4)		(14)
Other	(52)		(46)
Proceeds from sale of Freeport Cobalt	150		—
Proceeds from sales of other assets	21		146	[b]
Acquisition of minority interest in PT Smelting	(33)		—
Other, net	(25)		(6)
Net cash used in investing activities	(1,231)		(1,433)

Cash flow from financing activities:
Proceeds from debt	633		3,236
Repayments of debt	(672)		(3,105)
Cash dividends and distributions paid:
Common stock	(220)		(73)
Noncontrolling interests	(187)		—
Contributions from noncontrolling interests	135		115
Proceeds from exercised stock options	189		3
Payments for withholding of employee taxes related to stock-based awards	(19)		(5)
Debt financing costs and other, net	(47)		(51)
Net cash (used in) provided by financing activities	(188)		120

Net increase in cash, cash equivalents, restricted cash and restricted cash equivalents	4,016		377
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	3,903		2,278
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period[c]	$7,919		$2,655

a.Cerro Verde paid the balance of its royalty dispute liabilities in third-quarter 2021.
b.Primarily includes $60 million in contingent consideration associated with the 2016 sale of TF Holdings Limited because the average cobalt price exceeded $20 per pound during the 24-month period ending December 31, 2019, the collection of $45 million related to the sale of the Timok exploration assets in Serbia that were sold in 2019 and $31 million associated with the sale of royalty assets.
c.Includes restricted cash and restricted cash equivalents of $247 million at September 30, 2021, and $252 million at September 30, 2020.
VI

Freeport-McMoRan Inc.
ADJUSTED NET INCOME
Adjusted net income is intended to provide investors and others with information about FCX's recurring operating performance. This information differs from net income (loss) attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's adjusted net income follows, which may not be comparable to similarly titled measures reported by other companies (in millions, except per share amounts).

	Three Months Ended September 30,
	2021				2020
	Pre-tax		After-tax[a]	Per Share	Pre-tax		After-tax[a]	Per Share
Net income attributable to common stock	N/A		$1,399	$0.94	N/A		$329	$0.22

Cerro Verde labor agreement	$(5)		$(2)	$—	$—		$—	$—
PT-FI net credits	1	[b]	12	0.01	—		—	—
Metals inventory adjustments	(14)		(14)	(0.01)	(9)		(9)	(0.01)
COVID-19 related costs	—		—	—	(17)	[c]	(8)	(0.01)
Revised operating plans	—		—	—	(17)	[d]	(17)	(0.01)
Other net credits (charges)	1	[e]	(8)	(0.01)	18	[f]	19	0.01
Net adjustments to environmental obligations and related litigation reserves	2		2	—	(7)		(7)	—
Net gain (loss) on sales of assets	60	[g]	34	0.02	(2)		(2)	—
Net loss on early extinguishment of debt	—		—	—	(59)		(59)	(0.04)
Net tax credits (charges)[h]	N/A		55	0.04	N/A		(18)	(0.01)
	$45		$79	$0.05	$(92)	[i]	$(101)	$(0.07)

Adjusted net income attributable to common stock	N/A		$1,320	$0.89	N/A		$430	$0.29

	Nine Months Ended September 30,
	2021				2020
	Pre-tax		After-tax[a]	Per Share	Pre-tax		After-tax[a]	Per Share
Net income (loss) attributable to common stock	N/A		$3,200	$2.16	N/A		$(109)	$(0.08)

Cerro Verde labor agreement	$(74)		$(24)	$(0.02)	$—		$—	$—
PT-FI net charges	(53)	[b]	(36)	(0.02)	—		—	—
Metals inventory adjustments	(15)		(15)	(0.01)	(92)		(90)	(0.06)
COVID-19 related costs	—		—	—	(129)	[c]	(60)	(0.04)
Revised operating plans	—		—	—	(129)	[d]	(118)	(0.08)
Other net (charges) credits	(12)	[e]	(18)	(0.01)	20	[f]	22	0.02
Net adjustments to environmental obligations and related litigation reserves	(15)		(15)	(0.01)	(22)		(22)	(0.02)
Net gain (loss) on sales of assets	63	[g]	37	0.02	(13)		(13)	(0.01)
Net loss on early extinguishment of debt	—		—	—	(100)		(100)	(0.07)
Net tax credits[h]	N/A		55	0.04	N/A		34	0.02
	$(106)		$(16)	$(0.01)	$(465)		$(347)	$(0.24)

Adjusted net income attributable to common stock	N/A		$3,216	$2.17	N/A		$238	$0.16
a.Reflects impact to FCX net income (loss) attributable to common stock (i.e., net of any taxes and noncontrolling interests).
b.Reflects net credits (charges) associated with contested matters at PT-FI (including historical tax audits and an administrative fine levied by the Indonesia government) and asset impairments, which were recorded to production and delivery ($1 million in third-quarter 2021 and $(29) million for the first nine months of 2021), interest expense, net ($(8) million for the first nine months of 2021) and other income, net ($(16) million for the first nine months of 2021).
c.Primarily includes charges directly related to the COVID-19 pandemic recorded to production and delivery ($16 million in third-quarter 2020 and $110 million for the first nine months of 2020) and to depreciation, depletion and amortization ($18 million for the first nine months of 2020). Charges for third-quarter 2020 primarily included health and safety related costs and one-time incremental employee benefits. Charges for the first nine months of 2020 also included idle facility costs (Cerro Verde), contract cancellation and other charges directly related to the COVID-19 pandemic.
d.Includes charges associated with the April 2020 revised operating plans (including employee separation costs) recorded to production and delivery ($14 million in third-quarter 2020 and $92 million for the first nine months of 2020), depreciation, depletion and amortization ($3 million in third-quarter 2020 and $14 million for the first nine months of 2020), selling, general and administrative ($15 million for the first nine months of 2020), and mining exploration and research ($8 million for the first nine months of 2020).

VII

Freeport-McMoRan Inc.
ADJUSTED NET INCOME (continued)

e.Third-quarter 2021 includes net credits recorded to production and delivery ($1 million) associated with asset retirement obligation adjustments. The first nine months of 2021 also include other net charges recorded to production and delivery ($13 million), primarily associated with employee separation charges, international tax matters and asset retirement obligation adjustments.
f.Includes other net credits (charges) recorded to revenues ($(9) million in third-quarter 2020 and $(7) million for the first nine months of 2020), production and delivery ($(4) million in third-quarter 2020 and $(9) million for the first nine months of 2020), interest expense ($(5) million for the first nine months of 2020) and to other income, net ($31 million in third-quarter 2020 and $41 million for the first nine months of 2020).
g.In September 2021, FCX completed the sale of its remaining cobalt business located in Kokkola, Finland and recorded a gain of $60 million.
h.Refer to "Income Taxes" below for further discussion of net tax credits.
i.Does not foot because of rounding.

INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX's consolidated income tax provision (in millions, except percentages):

	Three Months Ended September 30,
	2021					2020
				Income Tax					Income Tax
	Income	Effective		(Provision)		Income	Effective		(Provision)
	(Loss)[a]	Tax Rate		Benefit		(Loss)[a]	Tax Rate		Benefit
U.S.[b]	$581	1%		$(4)	[c]	$46	4%		$(2)
South America	502	44%		(220)		206	53%		(109)
Indonesia	1,181	32%		(382)	[d]	450	47%		(211)	[e]
Eliminations and other	96	N/A		14		21	N/A		(12)
Rate adjustment[f]	—	N/A		(36)		—	N/A		37
Continuing operations	$2,360	27%	[g]	$(628)		$723	41%	[g]	$(297)

	Nine Months Ended September 30,
	2021					2020
				Income Tax					Income Tax
	Income	Effective		(Provision)		Income	Effective		(Provision)
	(Loss)[a]	Tax Rate		Benefit		(Loss)[a]	Tax Rate		Benefit
U.S.[b]	$1,324	1%		$(7)	[c]	$(535)	10%		$56	[h]
South America	1,425	40%		(576)		149	51%		(76)
Indonesia	2,940	37%		(1,101)	[d]	619	49%		(302)	[e]
Eliminations and other	(3)	N/A		19		95	N/A		(28)
Rate adjustment[f]	—	N/A		(9)		—	N/A		17
Continuing operations	$5,686	29%	[g]	$(1,674)		$328	102%	[g,i]	$(333)
a.Represents income (loss) before income taxes and equity in affiliated companies' net earnings.
b.In addition to FCX's North America mining operations, the U.S. jurisdiction reflects corporate-level expenses, which include interest expense associated with senior notes, general and administrative expenses, and environmental obligations and shutdown costs.
c.Includes valuation allowance release on prior year unbenefited net operating losses (NOLs).
d.The third quarter and first nine months of 2021 include net tax benefits of $69 million ($55 net of noncontrolling interest) associated with the release of a portion of the valuation allowances recorded against PT Rio Tinto Indonesia NOLs and $24 million ($19 million net of noncontrolling interest) primarily associated with the reversal of a tax reserve related to the treatment of prior year contractor support costs; partly offset by a tax charge of $10 million ($8 million net of noncontrolling interest) associated with the audit of PT-FI's 2019 tax returns.
e.The third quarter and first nine months of 2020 include a tax charge of $25 million ($18 million net of noncontrolling interest) associated with establishing a tax reserve related to the treatment of prior year contractor support costs. The first nine months of 2020 also include a tax charge of $8 million ($7 million net of noncontrolling interest) associated with an unfavorable 2012 Indonesia Supreme Court ruling.
f.In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.
g.FCX's consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which it operates.
VIII

Freeport-McMoRan Inc.
INCOME TAXES (continued)

h.The first nine months of 2020 include tax credits of $53 million associated with the reversal of a year-end 2019 tax charge related to the sale of FCX's interest in the lower zone of the Timok exploration project in Serbia and $6 million associated with the removal of a valuation allowance on deferred tax assets.
i.FCX's U.S. jurisdiction generated net losses for the first nine months of 2020 that did not result in a realized tax benefit; applicable accounting rules required FCX to adjust its estimated annual effective tax rate to exclude the impact of U.S. net losses.
Assuming achievement of current sales volume and cost estimates and average prices of $4.50 per pound for copper, $1,800 per ounce for gold and $19.00 per pound for molybdenum in fourth-quarter 2021, FCX estimates its consolidated effective tax rate for the year 2021 would approximate 30 percent. Changes in projected sales volumes and average prices during 2021 would incur tax impacts at estimated effective rates of 40 percent for Peru, 38 percent for Indonesia and 0 percent for the U.S.

NET DEBT
Net debt, which FCX defines as consolidated debt less consolidated cash and cash equivalents, is intended to provide investors with information related to the performance-based payout framework in FCX’s financial policy, which requires achievement of a net debt target in the range of $3 billion to $4 billion (excluding project debt for additional smelting capacity in Indonesia). This information differs from consolidated debt determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for consolidated debt determined in accordance with U.S. GAAP. FCX's net debt, which may not be comparable to similarly titled measures reported by other companies follows (in millions):

	As of September 30, 2021		As of December 31, 2020
Current portion of debt	$897		$34
Long-term debt, less current portion	8,768		9,677
Consolidated debt	9,665	[a]	9,711
Less: consolidated cash and cash equivalents	7,672		3,657
Net debt	$1,993		$6,054
a.Includes $146 million, net of debt issuance costs, for the PT-FI Term Loan.

DERIVATIVE INSTRUMENTS
For the nine months ended September 30, 2021, FCX's mined copper was sold 60 percent in concentrate, 19 percent as cathode and 21 percent as rod from North America operations. Substantially all of FCX's copper concentrate and cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted London Metal Exchange (LME) monthly average copper prices. FCX records revenues and invoices customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement. LME copper settlement prices averaged $4.25 per pound during third-quarter 2021 and settled at $4.10 per pound on September 30, 2021. Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of the average recorded copper price for the period. FCX's average realized copper price was $4.20 per pound in third-quarter 2021.
Following is a summary of the adjustments to prior period and current period provisionally priced copper sales (in millions, except per share amounts):

	Three Months Ended September 30,
	2021			2020
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$(9)	$(93)	$(102)	$71	$23	$94
Net income attributable to common stock	$(3)	$(36)	$(39)	$28	$10	$38
Net income per share of common stock	$—	$(0.03)	$(0.03)	$0.02	$0.01	$0.03
a.Reflects adjustments to provisionally priced copper sales at June 30, 2021 and 2020.
b.Reflects adjustments to provisionally priced copper sales during the third quarters of 2021 and 2020.

IX

Freeport-McMoRan Inc.
DERIVATIVE INSTRUMENTS (continued)

	Nine Months Ended September 30,
	2021			2020
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$169	$54	$223	$(102)	$120	$18
Net income attributable to common stock	$65	$17	$82	$(42)	$43	$1
Net income per share of common stock	$0.05	$0.01	$0.06	$(0.03)	$0.03	$—
a.Reflects adjustments to provisionally priced copper sales at December 31, 2021 and 2020.
b.Reflects adjustments to provisionally priced copper sales for the first nine months of 2021 and 2020.
At September 30, 2021, FCX had provisionally priced copper sales at its copper mining operations totaling 313 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average price of $4.05 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the quarter-end provisional price would have an approximate $10 million effect on 2021 net income attributable to common stock. The LME copper price settled at $4.61 per pound on October 20, 2021.

DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and on 39.5 percent of PT-FI's sales to PT Smelting (PT-FI's 39.5 percent-owned Indonesia smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions (reductions) to operating income totaling $41 million ($48 million to net income attributable to common stock) in third-quarter 2021 and $(21) million ($(21) million to net income attributable to common stock) in third-quarter 2020, $(144) million ($(97) million to net income attributable to common stock) for the first nine months of 2021 and $(27) million ($(20) million to net loss attributable to common stock) for the first nine months of 2020. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $156 million at September 30, 2021. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings. Based on current estimates, FCX does not expect a significant change in its net deferred profits in fourth-quarter 2021.

BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – North America copper mines, South America mining, Indonesia mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX's reportable segments, which include the Morenci, Cerro Verde and Grasberg (Indonesia Mining) copper mines, the Rod & Refining operations and Atlantic Copper Smelting & Refining.
Intersegment sales between FCX’s business segments are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs, are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.
X

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
											Atlantic	Corporate,
	North America Copper Mines			South America Mining							Copper	Other
				Cerro			Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Other	Total	Verde	Other	Total	Mining		Mines	Refining	& Refining	nations		Total
Three Months Ended September 30, 2021
Revenues:
Unaffiliated customers	$16	$64	$80	$979	$149	$1,128	$1,961	[a]	$—	$1,697	$783	$434	[b]	$6,083
Intersegment	711	1,020	1,731	95	—	95	81		151	7	—	(2,065)		—
Production and delivery	312	592	904	533	97	630	569		70	1,701	765	(1,630)		3,009
Depreciation, depletion and amortization	40	54	94	101	10	111	280		19	1	7	16		528
Metals inventory adjustments	13	—	13	—	—	—	—		—	—	—	1		14
Selling, general and administrative expenses	—	1	1	2	—	2	28		—	—	5	66		102
Mining exploration and research expenses	—	1	1	—	—	—	—		—	—	—	14		15
Environmental obligations and shutdown costs	(1)	(1)	(2)	—	—	—	—		—	—	—	15		13
Net gain on sales of assets	—	—	—	—	—	—	—		—	—	—	(60)	[c]	(60)
Operating income (loss)	363	437	800	438	42	480	1,165		62	2	6	(53)		2,462

Interest expense, net	—	1	1	6	—	6	1		—	—	1	129		138
Provision for (benefit from) income taxes	—	—	—	197	24	221	382	[d]	—	—	(1)	26		628
Total assets at September 30, 2021	2,586	5,244	7,830	8,554	1,843	10,397	18,592		1,726	278	1,067	7,027		46,917
Capital expenditures	42	74	116	41	6	47	328		1	1	5	43	[e]	541

Three Months Ended September 30, 2020
Revenues:
Unaffiliated customers	$4	$12	$16	$632	$108	$740	$1,023	[a]	$—	$1,270	$536	$266	[b]	$3,851
Intersegment	584	637	1,221	66	—	66	3		42	8	3	(1,343)		—
Production and delivery	308	460	768	394	83	477	409		51	1,272	522	(1,034)		2,465
Depreciation, depletion and amortization	42	49	91	92	13	105	150		13	6	8	21		394
Metals inventory adjustments	—	(4)	(4)	—	—	—	—		3	2	—	8		9
Selling, general and administrative expenses	1	—	1	2	—	2	25		—	—	5	39		72
Mining exploration and research expenses	—	—	—	—	—	—	—		—	—	—	8		8
Environmental obligations and shutdown costs	—	(3)	(3)	—	—	—	—		—	—	—	24		21
Net loss on sales of assets	—	—	—	—	—	—	—		—	—	—	2		2
Operating income (loss)	237	147	384	210	12	222	442		(25)	(2)	4	(145)		880

Interest expense, net	—	—	—	21	—	21	—		—	—	—	99		120
Provision for (benefit from) income taxes	—	—	—	105	4	109	211		—	—	—	(23)		297
Total assets at September 30, 2020	2,654	5,137	7,791	8,569	1,640	10,209	16,858		1,770	251	877	3,343		41,099
Capital expenditures	21	45	66	26	5	31	297		3	1	6	32	[e]	436
a.Includes PT-FI's sales to PT Smelting totaling $795 million in third-quarter 2021 and $506 million in third-quarter 2020.
b.Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.
c.Represents the gain on the sale of FCX's remaining cobalt business located in Kokkola, Finland.
d.Includes net tax benefits of $69 million associated with the release of a portion of the valuation allowances recorded against PT Rio Tinto Indonesia NOLs.
e.Includes capital expenditures for the Indonesia smelter project of $31 million in third-quarter 2021 and $27 million in third-quarter 2020.
XI

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
												Atlantic	Corporate,
	North America Copper Mines			South America Mining								Copper	Other
				Cerro				Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Other	Total	Verde		Other	Total	Mining		Mines	Refining	& Refining	nations		Total
Nine months ended September 30, 2021
Revenues:
Unaffiliated customers	$77	$147	$224	$2,721		$512	$3,233	$5,097	[a]	$—	$4,695	$2,264	$1,168	[b]	$16,681
Intersegment	1,996	2,783	4,779	260		—	260	189		310	20	—	(5,558)		—
Production and delivery	932	1,646	2,578	1,463	[c]	306	1,769	1,552		183	4,708	2,213	(4,141)	[d]	8,862
Depreciation, depletion and amortization	114	161	275	272		34	306	726		51	3	22	47		1,430
Metals inventory adjustments	13	—	13	—		—	—	—		1	—	—	1		15
Selling, general and administrative expenses	1	2	3	6		—	6	81		—	—	17	182		289
Mining exploration and research expenses	—	1	1	—		—	—	—		—	—	—	35		36
Environmental obligations and shutdown costs	—	(1)	(1)	—		—	—	—		—	—	—	52		51
Net gain on sales of assets	—	—	—	—		—	—	—		—	—	—	(63)	[e]	(63)
Operating income (loss)	1,013	1,121	2,134	1,240		172	1,412	2,927		75	4	12	(503)		6,061

Interest expense, net	—	1	1	31		—	31	8		—	—	4	387		431
Provision for (benefit from) income taxes	—	—	—	515		62	577	1,101	[f]	—	—	(1)	(3)		1,674
Capital expenditures	74	137	211	84		10	94	904		4	2	18	111	[g]	1,344

Nine months ended September 30, 2020
Revenues:
Unaffiliated customers	$26	$35	$61	$1,479		$312	$1,791	$2,151	[a]	$—	$3,491	$1,429	$780	[b]	$9,703
Intersegment	1,473	1,676	3,149	156		—	156	38		171	24	16	(3,554)		—
Production and delivery	1,005	1,410	2,415	1,152		297	1,449	1,130		178	3,529	1,379	(2,676)		7,404
Depreciation, depletion and amortization	129	143	272	273		42	315	375		44	14	22	51		1,093
Metals inventory adjustments	4	48	52	—		3	3	—		8	3	—	26		92
Selling, general and administrative expenses	2	1	3	5		—	5	81		—	—	15	169		273
Mining exploration and research expenses	—	2	2	—		—	—	—		—	—	—	40		42
Environmental obligations and shutdown costs	—	(3)	(3)	—		—	—	—		—	1	—	60		58
Net loss on sales of assets	—	—	—	—		—	—	—		—	—	—	13		13
Operating income (loss)	359	110	469	205		(30)	175	603		(59)	(32)	29	(457)		728

Interest expense, net	2	—	2	69		—	69	2		—	—	4	285		362
Provision for (benefit from) income taxes	—	—	—	82		(6)	76	302		—	—	1	(46)		333
Capital expenditures	92	306	398	116		40	156	865		14	5	17	118	[g]	1,573
a.Includes PT-FI's sales to PT Smelting totaling $2.3 billion for the first nine months of 2021 and $1.3 billion for the first nine months of 2020.
b.Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.
c.Includes nonrecurring charges totaling $74 million associated with labor-related charges at Cerro Verde for agreements reached with approximately 65 percent of its hourly employees.
d.Includes charges associated with the major maintenance turnaround at the Miami Smelter totaling $87 million.
e.Includes a $60 million gain on the sale of FCX's remaining cobalt business located in Kokkola, Finland.
f.Includes net tax benefits of $69 million associated with the release of a portion of the valuation allowances recorded against PT Rio Tinto Indonesia NOLs.
g.Includes capital expenditures for the Indonesia smelter project of $79 million for the first nine months of 2021 and $94 million for the first nine months of 2020.
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Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS

Unit net cash costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.
FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX's management and Board of Directors to monitor FCX's mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.
FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs, which are removed from site production and delivery costs in the calculation of unit net cash costs, consist of items such as stock-based compensation costs, long-lived asset impairments, idle facility costs, restructuring and/or unusual charges. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.
XIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2021
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,627	$1,627	$152	$27	$1,806
Site production and delivery, before net noncash and other costs shown below	795	724	82	20	826
By-product credits	(148)	—	—	—	—
Treatment charges	35	33	—	2	35
Net cash costs	682	757	82	22	861
Depreciation, depletion and amortization (DD&A)	94	85	7	2	94
Metals inventory adjustments	13	13	—	—	13
Noncash and other costs, net	30	28	2	—	30
Total costs	819	883	91	24	998
Other revenue adjustments, primarily for pricing on prior period open sales	(7)	(7)	—	—	(7)
Gross profit	$801	$737	$61	$3	$801

Copper sales (millions of recoverable pounds)	375	375
Molybdenum sales (millions of recoverable pounds)[a]			9

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.34	$4.34	$16.69
Site production and delivery, before net noncash and other costs shown below	2.12	1.93	8.97
By-product credits	(0.39)	—	—
Treatment charges	0.09	0.09	—
Unit net cash costs	1.82	2.02	8.97
DD&A	0.25	0.23	0.73
Metals inventory adjustments	0.03	0.03	—
Noncash and other costs, net	0.08	0.08	0.23
Total unit costs	2.18	2.36	9.93
Other revenue adjustments, primarily for pricing on prior period open sales	(0.02)	(0.02)	—
Gross profit per pound	$2.14	$1.96	$6.76

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$1,806	$826	$94	$13
Treatment charges	(4)	31	—	—
Noncash and other costs, net	—	30	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(7)	—	—	—
Eliminations and other	16	17	—	—
North America copper mines	1,811	904	94	13
Other mining[c]	5,903	3,735	418	—
Corporate, other & eliminations	(1,631)	(1,630)	16	1
As reported in FCX's consolidated financial statements	$6,083	$3,009	$528	$14

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2020
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,138		$1,138	$63	$30	$1,231
Site production and delivery, before net noncash and other costs shown below	667		630	45	16	691
By-product credits	(69)		—	—	—	—
Treatment charges	33		32	—	1	33
Net cash costs	631		662	45	17	724
DD&A	92		85	4	3	92
Metals inventory adjustments	(4)		(4)	—	—	(4)
Noncash and other costs, net	37	[c]	35	—	2	37
Total costs	756		778	49	22	849
Other revenue adjustments, primarily for pricing on prior period open sales	1		1	—	—	1
Gross profit	$383		$361	$14	$8	$383

Copper sales (millions of recoverable pounds)	378		378
Molybdenum sales (millions of recoverable pounds)[a]				7

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.01		$3.01	$7.72
Site production and delivery, before net noncash and other costs shown below	1.76		1.67	5.52
By-product credits	(0.18)		—	—
Treatment charges	0.09		0.08	—
Unit net cash costs	1.67		1.75	5.52
DD&A	0.24		0.23	0.43
Metals inventory adjustments	(0.01)		(0.01)	—
Noncash and other costs, net	0.10	[c]	0.09	0.06
Total unit costs	2.00		2.06	6.01
Other revenue adjustments, primarily for pricing on prior period open sales	—		—	—
Gross profit per pound	$1.01		$0.95	$1.71

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$1,231		$691	$92	$(4)
Treatment charges	(4)		29	—	—
Noncash and other costs, net	—		37	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	1		—	—	—
Eliminations and other	9		11	(1)	—
North America copper mines	1,237		768	91	(4)
Other mining[d]	3,691		2,731	282	5
Corporate, other & eliminations	(1,077)		(1,034)	21	8
As reported in FCX's consolidated financial statements	$3,851		$2,465	$394	$9

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $10 million ($0.03 per pound of copper) primarily associated with the April 2020 revised operating plans (including employee separation costs) and the COVID-19 pandemic (including health and safety costs).
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Nine months ended September 30, 2021
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$4,538	$4,538	337	93	4,968
Site production and delivery, before net noncash and other costs shown below	2,254	2,093	194	60	2,347
By-product credits	(337)	—	—	—	—
Treatment charges	98	93	—	5	98
Net cash costs	2,015	2,186	194	65	2,445
DD&A	275	254	15	6	275
Metals inventory adjustments	13	13	—	—	13
Noncash and other costs, net	103	99	3	1	103
Total costs	2,406	2,552	212	72	2,836
Other revenue adjustments, primarily for pricing on prior period open sales	7	7	—	—	7
Gross profit	$2,139	$1,993	$125	$21	$2,139

Copper sales (millions of recoverable pounds)	1,072	1,072
Molybdenum sales (millions of recoverable pounds)[a]			26

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.24	$4.24	$13.09
Site production and delivery, before net noncash and other costs shown below	2.11	1.95	7.54
By-product credits	(0.32)	—	—
Treatment charges	0.09	0.09	—
Unit net cash costs	1.88	2.04	7.54
DD&A	0.26	0.24	0.59
Metals inventory adjustments	0.01	0.01	—
Noncash and other costs, net	0.10	0.09	0.12
Total unit costs	2.25	2.38	8.25
Other revenue adjustments, primarily for pricing on prior period open sales	0.01	0.01	—
Gross profit per pound	$2.00	$1.87	$4.84

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$4,968	$2,347	$275	$13
Treatment charges	(21)	77	—	—
Noncash and other costs, net	—	103	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	7	—	—	—
Eliminations and other	49	51	—	—
North America copper mines	5,003	2,578	275	13
Other mining[c]	16,068	10,425	1,108	1
Corporate, other & eliminations	(4,390)	(4,141)	47	1
As reported in FCX's consolidated financial statements	$16,681	$8,862	$1,430	$15

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Nine months ended September 30, 2020
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$2,939		$2,939	210	73	3,222
Site production and delivery, before net noncash and other costs shown below	2,106		1,963	173	44	2,180
By-product credits	(209)		—	—	—	—
Treatment charges	109		105	—	4	109
Net cash costs	2,006		2,068	173	48	2,289
DD&A	272		251	14	7	272
Metals inventory adjustments	52		49	—	3	52
Noncash and other costs, net	107	[c]	101	3	3	107
Total costs	2,437		2,469	190	61	2,720
Other revenue adjustments, primarily for pricing on prior period open sales	(22)		(22)	—	—	(22)
Gross profit	$480		$448	$20	$12	$480

Copper sales (millions of recoverable pounds)	1,100		1,100
Molybdenum sales (millions of recoverable pounds)[a]				24

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.67		$2.67	$8.57
Site production and delivery, before net noncash and other costs shown below	1.91		1.78	7.05
By-product credits	(0.19)		—	—
Treatment charges	0.10		0.10	—
Unit net cash costs	1.82		1.88	7.05
DD&A	0.25		0.23	0.57
Metals inventory adjustments	0.05		0.04	—
Noncash and other costs, net	0.10	[c]	0.10	0.12
Total unit costs	2.22		2.25	7.74
Other revenue adjustments, primarily for pricing on prior period open sales	(0.01)		(0.01)	—
Gross profit per pound	$0.44		$0.41	$0.83

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$3,222		$2,180	$272	$52
Treatment charges	(14)		95	—	—
Noncash and other costs, net	—		107	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(22)		—	—	—
Eliminations and other	24		33	—	—
North America copper mines	3,210		2,415	272	52
Other mining[d]	9,267		7,665	770	14
Corporate, other & eliminations	(2,774)		(2,676)	51	26
As reported in FCX's consolidated financial statements	$9,703		$7,404	$1,093	$92

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $32 million ($0.03 per pound of copper) primarily associated with the April 2020 revised operating plans (including employee separation costs) and the COVID-19 pandemic (including health and safety costs).
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XVII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$1,153		$1,153	$120	$1,273
Site production and delivery, before net noncash and other costs shown below	597	[b]	546	64	610
By-product credits	(107)		—	—	—
Treatment charges	38		38	—	38
Royalty on metals	3		2	1	3
Net cash costs	531		586	65	651
DD&A	112		101	11	112
Noncash and other costs, net	20		19	1	20
Total costs	663		706	77	783
Other revenue adjustments, primarily for pricing on prior period open sales	(8)		(8)	—	(8)
Gross profit	$482		$439	$43	$482

Copper sales (millions of recoverable pounds)	280		280

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.12		$4.12
Site production and delivery, before net noncash and other costs shown below	2.14	[b]	1.96
By-product credits	(0.38)		—
Treatment charges	0.13		0.13
Royalty on metals	0.01		0.01
Unit net cash costs	1.90		2.10
DD&A	0.40		0.36
Noncash and other costs, net	0.07		0.06
Total unit costs	2.37		2.52
Other revenue adjustments, primarily for pricing on prior period open sales	(0.03)		(0.03)
Gross profit per pound	$1.72		$1.57

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,273		$610	$112
Treatment charges	(38)		—	—
Royalty on metals	(3)		—	—
Noncash and other costs, net	—		20	—
Other revenue adjustments, primarily for pricing on prior period open sales	(8)		—	—
Eliminations and other	(1)		—	(1)
South America mining	1,223		630	111
Other mining[c]	6,491		4,009	401
Corporate, other & eliminations	(1,631)		(1,630)	16
As reported in FCX's consolidated financial statements	$6,083		$3,009	$528

a.Includes silver sales of 1.0 million ounces ($24.34 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Includes nonrecurring charges totaling $5 million ($0.02 per pound of copper) associated with labor related charges at Cerro Verde.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.
XVIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2020
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$754		$754	$53	$807
Site production and delivery, before net noncash and other costs shown below	459		432	38	470
By-product credits	(42)		—	—	—
Treatment charges	40		40	—	40
Royalty on metals	1		1	—	1
Net cash costs	458		473	38	511
DD&A	105		98	7	105
Noncash and other costs, net	9	[b]	8	1	9
Total costs	572		579	46	625
Other revenue adjustments, primarily for pricing on prior period open sales	41		41	—	41
Gross profit	$223		$216	$7	$223

Copper sales (millions of recoverable pounds)	250		250

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.02		$3.02
Site production and delivery, before net noncash and other costs shown below	1.84		1.73
By-product credits	(0.17)		—
Treatment charges	0.15		0.15
Royalty on metals	0.01		0.01
Unit net cash costs	1.83		1.89
DD&A	0.42		0.39
Noncash and other costs, net	0.04	[b]	0.04
Total unit costs	2.29		2.32
Other revenue adjustments, primarily for pricing on prior period open sales	0.16		0.16
Gross profit per pound	$0.89		$0.86

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$807		$470	$105
Treatment charges	(40)		—	—
Royalty on metals	(1)		—	—
Noncash and other costs, net	—		9	—
Other revenue adjustments, primarily for pricing on prior period open sales	41		—	—
Eliminations and other	(1)		(2)	—
South America mining	806		477	105
Other mining[c]	4,122		3,022	268
Corporate, other & eliminations	(1,077)		(1,034)	21
As reported in FCX's consolidated financial statements	$3,851		$2,465	$394

a.Includes silver sales of 0.9 million ounces ($24.84 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Includes charges totaling $5 million ($0.02 per pound of copper), primarily associated with the COVID-19 pandemic (including health and safety costs).
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XIX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Nine months ended September 30, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$3,238		$3,238	$267	$3,505
Site production and delivery, before net noncash and other costs shown below	1,690	[b]	1,568	155	1,723
By-product credits	(234)		—	—	—
Treatment charges	101		101	—	101
Royalty on metals	8		7	1	8
Net cash costs	1,565		1,676	156	1,832
DD&A	306		282	24	306
Noncash and other costs, net	49		45	4	49
Total costs	1,920		2,003	184	2,187
Other revenue adjustments, primarily for pricing on prior period open sales	98		98	—	98
Gross profit	$1,416		$1,333	$83	$1,416

Copper sales (millions of recoverable pounds)	769		769

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.21		$4.21
Site production and delivery, before net noncash and other costs shown below	2.20	[b]	2.04
By-product credits	(0.31)		—
Treatment charges	0.13		0.13
Royalty on metals	0.01		0.01
Unit net cash costs	2.03		2.18
DD&A	0.40		0.36
Noncash and other costs, net	0.07		0.06
Total unit costs	2.50		2.60
Other revenue adjustments, primarily for pricing on prior period open sales	0.13		0.13
Gross profit per pound	$1.84		$1.74

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$3,505		$1,723	$306
Treatment charges	(101)		—	—
Royalty on metals	(8)		—	—
Noncash and other costs, net	—		49	—
Other revenue adjustments, primarily for pricing on prior period open sales	98		—	—
Eliminations and other	(1)		(3)	—
South America mining	3,493		1,769	306
Other mining[c]	17,578		11,234	1,077
Corporate, other & eliminations	(4,390)		(4,141)	47
As reported in FCX's consolidated financial statements	$16,681		$8,862	$1,430

a.Includes silver sales of 2.7 million ounces ($25.81 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Includes nonrecurring charges totaling $74 million ($0.10 per pound of copper) associated with labor related charges at Cerro Verde for agreements reached with approximately 65 percent of its hourly employees.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Nine months ended September 30, 2020
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$1,994		$1,994	$139	$2,133
Site production and delivery, before net noncash and other costs shown below	1,313		1,231	111	1,342
By-product credits	(110)		—	—	—
Treatment charges	111		111	—	111
Royalty on metals	4		4	—	4
Net cash costs	1,318		1,346	111	1,457
DD&A	316		294	22	316
Metals inventory adjustments	3		3	—	3
Noncash and other costs, net	109	[b]	103	6	109
Total costs	1,746		1,746	139	1,885
Other revenue adjustments, primarily for pricing on prior period open sales	(70)		(70)	—	(70)
Gross profit	$178		$178	$—	$178

Copper sales (millions of recoverable pounds)	716		716

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.79		$2.79
Site production and delivery, before net noncash and other costs shown below	1.83		1.72
By-product credits	(0.15)		—
Treatment charges	0.15		0.15
Royalty on metals	0.01		0.01
Unit net cash costs	1.84		1.88
DD&A	0.44		0.41
Metals inventory adjustments	—		—
Noncash and other costs, net	0.16	[b]	0.15
Total unit costs	2.44		2.44
Other revenue adjustments, primarily for pricing on prior period open sales	(0.10)		(0.10)
Gross profit per pound	$0.25		$0.25

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$2,133		$1,342	$316	$3
Treatment charges	(111)		—	—	—
Royalty on metals	(4)		—	—	—
Noncash and other costs, net	—		109	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(70)		—	—	—
Eliminations and other	(1)		(2)	(1)	—
South America mining	1,947		1,449	315	3
Other mining[c]	10,530		8,631	727	63
Corporate, other & eliminations	(2,774)		(2,676)	51	26
As reported in FCX's consolidated financial statements	$9,703		$7,404	$1,093	$92

a.Includes silver sales of 2.5 million ounces ($19.58 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Includes charges totaling $91 million ($0.13 per pound of copper) primarily associated with idle facility (Cerro Verde) and contract cancellation costs related to the COVID-19 pandemic, and employee separation costs associated with the April 2020 revised operating plans.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.
XXI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2021
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,555	$1,555	$701	$37	$2,293
Site production and delivery, before net noncash and other costs shown below	553	375	169	9	553
Gold and silver credits	(744)	—	—	—	—
Treatment charges	90	61	27	2	90
Export duties	71	48	22	1	71
Royalty on metals	94	67	25	2	94
Net cash costs	64	551	243	14	808
DD&A	280	190	86	4	280
Total costs	344	741	329	18	1,088
Other revenue adjustments, primarily for pricing on prior period open sales	(2)	(2)	6	—	4
PT Smelting intercompany loss	(16)	(11)	(5)	—	(16)
Gross profit	$1,193	$801	$373	$19	$1,193

Copper sales (millions of recoverable pounds)	378	378
Gold sales (thousands of recoverable ounces)			399

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.11	$4.11	$1,757
Site production and delivery, before net noncash and other costs shown below	1.46	0.99	424
Gold and silver credits	(1.97)	—	—
Treatment charges	0.24	0.16	69
Export duties	0.19	0.13	54
Royalty on metals	0.25	0.18	63
Unit net cash costs	0.17	1.46	610
DD&A	0.74	0.50	215
Total unit costs	0.91	1.96	825
Other revenue adjustments, primarily for pricing on prior period open sales	—	—	16
PT Smelting intercompany loss	(0.04)	(0.03)	(12)
Gross profit per pound/ounce	$3.16	$2.12	$936

Reconciliation to Amounts Reported
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$2,293	$553	$280
Treatment charges	(90)	—	—
Export duties	(71)	—	—
Royalty on metals	(94)	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	4	—	—
PT Smelting intercompany loss	—	16	—
Indonesia mining	2,042	569	280
Other mining[b]	5,672	4,070	232
Corporate, other & eliminations	(1,631)	(1,630)	16
As reported in FCX's consolidated financial statements	$6,083	$3,009	$528

a.Includes silver sales of 1.7 million ounces ($22.22 per ounce average realized price).
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.
XXII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2020
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$659		$659	$437	$24	$1,120
Site production and delivery, before net noncash and other costs shown below	376		221	147	8	376
Gold and silver credits	(474)		—	—	—	—
Treatment charges	58		34	23	1	58
Export duties	24		14	9	1	24
Royalty on metals	45		26	18	1	45
Net cash costs	29		295	197	11	503
DD&A	150		88	59	3	150
Noncash and other costs, net	24	[b]	14	9	1	24
Total costs	203		397	265	15	677
Other revenue adjustments, primarily for pricing on prior period open sales	28		28	11	2	41
PT Smelting intercompany loss	(17)		(10)	(7)	—	(17)
Gross profit	$467		$280	$176	$11	$467

Copper sales (millions of recoverable pounds)	219		219
Gold sales (thousands of recoverable ounces)				230

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.00		$3.00	$1,902
Site production and delivery, before net noncash and other costs shown below	1.71		1.01	639
Gold and silver credits	(2.16)		—	—
Treatment charges	0.26		0.16	98
Export duties	0.11		0.06	40
Royalty on metals	0.21		0.12	79
Unit net cash costs	0.13		1.35	856
DD&A	0.68		0.40	256
Noncash and other costs, net	0.11	[b]	0.06	40
Total unit costs	0.92		1.81	1,152
Other revenue adjustments, primarily for pricing on prior period open sales	0.13		0.13	49
PT Smelting intercompany loss	(0.08)		(0.05)	(31)
Gross profit per pound/ounce	$2.13		$1.27	$768

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,120		$376	$150
Treatment charges	(58)		—	—
Export duties	(24)		—	—
Royalty on metals	(53)		(8)	—
Noncash and other costs, net	—		24	—
Other revenue adjustments, primarily for pricing on prior period open sales	41		—	—
PT Smelting intercompany loss	—		17	—
Indonesia mining	1,026		409	150
Other mining[c]	3,902		3,090	223
Corporate, other & eliminations	(1,077)		(1,034)	21
As reported in FCX's consolidated financial statements	$3,851		$2,465	$394

a.Includes silver sales of 1.0 million ounces ($24.29 per ounce average realized price).
b.Includes COVID-19 related costs (including one-time incremental employee benefits and health and safety costs) totaling $10 million ($0.05 per pound of copper).
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Nine months ended September 30, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$3,989		$3,989	$1,703	$104	$5,796
Site production and delivery, before net noncash and other costs shown below	1,412		972	415	25	1,412
Gold and silver credits	(1,803)		—	—	—	—
Treatment charges	229		158	67	4	229
Export duties	145		99	43	3	145
Royalty on metals	234		167	63	4	234
Net cash costs	217		1,396	588	36	2,020
DD&A	726		499	213	14	726
Noncash and other costs, net	3	[b]	2	1	—	3
Total costs	946		1,897	802	50	2,749
Other revenue adjustments, primarily for pricing on prior period open sales	71		71	(4)	—	67
PT Smelting intercompany loss	(106)		(73)	(31)	(2)	(106)
Gross profit	$3,008		$2,090	$866	$52	$3,008

Copper sales (millions of recoverable pounds)	946		946
Gold sales (thousands of recoverable ounces)				957

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.21		$4.21	$1,780
Site production and delivery, before net noncash and other costs shown below	1.49		1.03	434
Gold and silver credits	(1.91)		—	—
Treatment charges	0.24		0.17	70
Export duties	0.15		0.10	45
Royalty on metals	0.26		0.18	66
Unit net cash costs	0.23		1.48	615
DD&A	0.76		0.52	222
Noncash and other costs, net	0.01	[b]	0.01	1
Total unit costs	1.00		2.01	838
Other revenue adjustments, primarily for pricing on prior period open sales	0.08		0.08	(5)
PT Smelting intercompany loss	(0.11)		(0.08)	(33)
Gross profit per pound/ounce	$3.18		$2.20	$904

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$5,796		$1,412	$726
Treatment charges	(229)		—	—
Export duties	(145)		—	—
Royalty on metals	(234)		—	—
Noncash and other costs, net	31		34	—
Other revenue adjustments, primarily for pricing on prior period open sales	67		—	—
PT Smelting intercompany loss	—		106	—
Indonesia mining	5,286		1,552	726
Other mining[c]	15,785		11,451	657
Corporate, other & eliminations	(4,390)		(4,141)	47
As reported in FCX's consolidated financial statements	$16,681		$8,862	$1,430

a.Includes silver sales of 4.3 million ounces ($24.50 per ounce average realized price).
b.Includes credits of $31 million ($0.03 per pound of copper) associated with adjustments to prior year treatment and refining charges and charges of $16 million ($0.02 per pound of copper) associated with a potential settlement of an administrative fine levied by the Indonesia government.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Nine months ended September 30, 2020
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,447		$1,447	$994	$48	$2,489
Site production and delivery, before net noncash and other costs shown below	1,062		617	424	21	1,062
Gold and silver credits	(1,046)		—	—	—	—
Treatment charges	143		83	57	3	143
Export duties	43		25	17	1	43
Royalty on metals	92		53	38	1	92
Net cash costs	294		778	536	26	1,340
DD&A	375		218	150	7	375
Noncash and other costs, net	56	[b]	33	22	1	56
Total costs	725		1,029	708	34	1,771
Other revenue adjustments, primarily for pricing on prior period open sales	(20)		(20)	4	—	(16)
PT Smelting intercompany loss	(18)		(11)	(7)	—	(18)
Gross profit	$684		$387	$283	$14	$684

Copper sales (millions of recoverable pounds)	518		518
Gold sales (thousands of recoverable ounces)				549

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.79		$2.79	$1,810
Site production and delivery, before net noncash and other costs shown below	2.05		1.19	773
Gold and silver credits	(2.02)		—	—
Treatment charges	0.28		0.16	104
Export duties	0.08		0.05	31
Royalty on metals	0.18		0.10	68
Unit net cash costs	0.57		1.50	976
DD&A	0.72		0.42	273
Noncash and other costs, net	0.11	[b]	0.07	41
Total unit costs	1.40		1.99	1,290
Other revenue adjustments, primarily for pricing on prior period open sales	(0.03)		(0.03)	8
PT Smelting intercompany loss	(0.04)		(0.02)	(13)
Gross profit per pound/ounce	$1.32		$0.75	$515

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$2,489		$1,062	$375
Treatment charges	(143)		—	—
Export duties	(43)		—	—
Royalty on metals	(98)		(6)	—
Noncash and other costs, net	—		56	—
Other revenue adjustments, primarily for pricing on prior period open sales	(16)		—	—
PT Smelting intercompany loss	—		18	—
Indonesia mining	2,189		1,130	375
Other mining[c]	10,288		8,950	667
Corporate, other & eliminations	(2,774)		(2,676)	51
As reported in FCX's consolidated financial statements	$9,703		$7,404	$1,093

a.Includes silver sales of 2.3 million ounces ($20.73 per ounce average realized price).
b.Includes COVID-19 related costs (including one-time incremental employee benefits and healthy and safety costs) of $14 million ($0.03 per pound of copper).
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended September 30,
(In millions)	2021	2020

Revenues, excluding adjustments[a]	$158	$47
Site production and delivery, before net noncash and other costs shown below	67	47
Treatment charges and other	7	5
Net cash costs	74	52
DD&A	19	13
Metals inventory adjustments	—	3
Noncash and other costs, net	3	4
Total costs	96	72
Gross profit (loss)	$62	$(25)

Molybdenum sales (millions of recoverable pounds)[a]	9	6

Gross profit (loss) per pound of molybdenum:

Revenues, excluding adjustments[a]	$18.13	$8.83
Site production and delivery, before net noncash and other costs shown below	7.70	8.88
Treatment charges and other	0.84	0.84
Unit net cash costs	8.54	9.72
DD&A	2.14	2.38
Metals inventory adjustments	—	0.67
Noncash and other costs, net	0.30	0.54
Total unit costs	10.98	13.31
Gross profit (loss) per pound	$7.15	$(4.48)

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
Three Months Ended September 30, 2021	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$158	$67	$19	$—
Treatment charges and other	(7)	—	—	—
Noncash and other costs, net	—	3	—	—
Molybdenum mines	151	70	19	—
Other mining[b]	7,563	4,569	493	13
Corporate, other & eliminations	(1,631)	(1,630)	16	1
As reported in FCX's consolidated financial statements	$6,083	$3,009	$528	$14

Three Months Ended September 30, 2020
Totals presented above	$47	$47	$13	$3
Treatment charges and other	(5)	—	—	—
Noncash and other costs, net	—	4	—	—
Molybdenum mines	42	51	13	3
Other mining[b]	4,886	3,448	360	(2)
Corporate, other & eliminations	(1,077)	(1,034)	21	8
As reported in FCX's consolidated financial statements	$3,851	$2,465	$394	$9

a.Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XXVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Nine months ended September 30,
(In millions)	2021	2020

Revenues, excluding adjustments[a]	$329	$187
Site production and delivery, before net noncash and other costs shown below	175	164
Treatment charges and other	19	16
Net cash costs	194	180
DD&A	51	44
Metals inventory adjustments	1	8
Noncash and other costs, net	8	14	[b]
Total costs	254	246
Gross profit (loss)	$75	$(59)

Molybdenum sales (millions of recoverable pounds)[a]	23	19

Gross profit (loss) per pound of molybdenum:

Revenues, excluding adjustments[a]	$14.41	$9.92
Site production and delivery, before net noncash and other costs shown below	7.69	8.73
Treatment charges and other	0.85	0.85
Unit net cash costs	8.54	9.58
DD&A	2.21	2.31
Metals inventory adjustments	0.04	0.44
Noncash and other costs, net	0.34	0.72	[b]
Total unit costs	11.13	13.05
Gross profit (loss) per pound	$3.28	$(3.13)

Reconciliation to Amounts Reported
					Metals
		Production			Inventory
Nine months ended September 30, 2021	Revenues	and Delivery		DD&A	Adjustments
Totals presented above	$329	$175		$51	$1
Treatment charges and other	(19)	—		—	—
Noncash and other costs, net	—	8		—	—
Molybdenum mines	310	183		51	1
Other mining[c]	20,761	12,820		1,332	13
Corporate, other & eliminations	(4,390)	(4,141)		47	1
As reported in FCX's consolidated financial statements	$16,681	$8,862		$1,430	$15

Nine months ended September 30, 2020
Totals presented above	$187	$164		$44	$8
Treatment charges and other	(16)	—		—	—
Noncash and other costs, net	—	14		—	—
Molybdenum mines	171	178		44	8
Other mining[c]	12,306	9,902		998	58
Corporate, other & eliminations	(2,774)	(2,676)		51	26
As reported in FCX's consolidated financial statements	$9,703	$7,404		$1,093	$92

a.Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Includes charges totaling $7 million ($0.36 per pound of molybdenum) primarily associated with the contract cancellation costs related to the COVID-19 pandemic and employee separation costs associated with April 2020 revised operating plans.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XXVII